UNITED STATES SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

Form 6-K

Report of Foreign Issuer
Pursuant to Rule 13a-16 or 15d-16 of
the Securities Exchange Act of 1934

Dated April 23, 2004
Commission file number 0-21080

Enbridge Inc.

(Exact name of Registrant as specified in its charter)

Canada (State or other jurisdiction of incorporation or organization)	None (I.R.S. Employer Identification No.)

3000, 425 – 1st Street S.W.
Calgary, Alberta, Canada T2P 3L8

(Address of principal executive offices and postal code)

(403) 231-3900

(Registrant’s telephone number, including area code)

[Indicate by check mark whether the Registrant files or will file annual reports under cover of Form 20-F or Form 40-F.]

Form 20-F ☐	Form 40-F ☑

[Indicate by check mark whether the Registrant by furnishing the information contained in this Form is also thereby furnishing the information to the Commission pursuant to Rule 12g3-2(b) under the Securities Exchange Act of 1934.]

Yes ☐	No ☑

THIS REPORT ON FORM 6-K SHALL BE DEEMED TO BE INCORPORATED BY REFERENCE IN THE REGISTRATION STATEMENTS ON FORM S-8 (FILE NO. 333-13456, 333-97305 AND 333-6436) AND FORM F-3 (FILE NO. 33-77022) OF ENBRIDGE INC. AND TO BE PART THEREOF FROM THE DATE ON WHICH THIS REPORT IS FURNISHED, TO THE EXTENT NOT SUPERSEDED BY DOCUMENTS OR REPORTS SUBSEQUENTLY FILED OR FURNISHED.

The following documents are being submitted herewith:

•	Press Release dated April 23, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ENBRIDGE INC. (Registrant)

Date:	April 23, 2004	By:	/s/ “Blaine G. Melnyk” Blaine G. Melnyk Corporate Secretary & Associate General Counsel

NEWS RELEASE

Enbridge Gas Distribution Receives Decision on Late Payment Penalties

Calgary, Alberta, April 23, 2004 — Enbridge Gas Distribution Inc., a wholly owned subsidiary of Enbridge Inc., announced today that the Supreme Court of Canada has released its decision in the Garland case regarding late payment penalties. The Supreme Court of Canada has determined that Enbridge Gas Distribution will be required to repay a portion of amounts paid to it as late payment penalties from April 1994. The Supreme Court has directed that a lower court determine the amounts payable.

Late payment penalty revenues are included in the Company’s estimate of revenues for the year and therefore offset rates charged to customers. Enbridge does not profit from revenues from late payment penalties, which accrue to the benefit of all customers, thereby reducing the cost of providing distribution services. These estimates and resulting rates were approved by the Ontario Energy Board (“OEB”) each year. For this reason, Enbridge Gas Distribution intends to apply to the OEB in 2005 for recovery of any amounts that result from the Garland action and there is not expected to be any financial impact on the Company.

Mr. Gordon Garland, a customer of Enbridge Gas Distribution (formerly The Consumers’ Gas Company Ltd.), commenced an action in 1994, asserting that Enbridge Gas Distribution’s late payment penalties were contrary to Canadian federal law and seeking certification of the action as a class action. In December 2001, the Ontario Court of Appeal dismissed Mr. Garland’s action. In October 2002 the Supreme Court of Canada granted leave to hear Mr. Garland’s appeal, and the appeal was heard by the Supreme Court in October 2003.

Late payment penalties were voluntarily adopted in the late 1970s following review by a task force of Ontario public utilities in consultation with the then Minister of Energy and were seen as a means of providing a balanced measure of protection, not only for the individual customer, but also the broad public interest. They were designed to ensure that prompt paying customers were not disadvantaged by customers who do not pay promptly.

On February 1, 2002, Enbridge Gas Distribution changed its late payment penalty from a one-time five per cent charge to a one-time two per cent charge on current gas charges. These charges were made pursuant to rate orders issued by the Ontario Energy Board.

A copy of the full Supreme Court of Canada decision can be found at www.scc-csc.gc.ca.

When used in this news release, the words “anticipate”, “expect”, “project”, “believe”, “estimate”, “forecast” and similar expressions are intended to identify forward-looking statements, which include statements relating to pending and proposed projects. Such statements are subject to certain risks, uncertainties and assumptions pertaining to operating performance, regulatory parameters, weather and economic conditions and, in the case of pending and proposed projects, risks relating to design and construction, regulatory processes, obtaining financing and performance of other parties, including partners, contractors and suppliers.

Contacts:

Enbridge
Media	Investment Community
Lisa McCarney	Colin Gruending
(416) 495-5662	(403) 231-5919
E-mail: lisa.mccarney@enbridge.com	E-mail: colin.gruending@enbridge.com